Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

During the second quarter of 2008, the Company committed to a plan to sell all of the outstanding capital stock of El Callao Gold Mining Company (“El Callao”) and Drake-Bering Holdings B.V. (“Drake-Bering”), our wholly owned subsidiaries which together owned the Company’s business and operations in Venezuela, the “La Camorra unit.” On June 19, 2008, the Company announced that it had entered into an agreement to sell 100% of the shares of El Callao and Drake-Bering to Rusoro for $20 million in cash and 4,273,504 shares of Rusoro common stock. The transaction closed on July 8, 2008. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” our Venezuelan business and operations have been classified as held for sale and the results of its operations have been reported in discontinued operations for all periods presented.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 below gives effect to the sale of our wholly owned subsidiaries holding our business and operations in Venezuela, as if the transaction was completed, and all consideration on the sale was received by us, on June 30, 2008. The historical information has been derived from the unaudited balance sheet included in the Company’s Form 10-Q for the period ended June 30, 2008. The unaudited pro forma condensed consolidated statements of continuing operations presented below have not been adjusted to reflect the pro forma effect of closure of the transaction on January 1, 2007, as any additional effect would be immaterial.

On April 16, 2008, we completed the purchase of all of the issued and outstanding shares of capital stock of Hecla Greens Creek Mining Company (formerly Kennecott Greens Creek Mining Company) (“HGCMC”) and Hecla Juneau Mining Company (formerly Kennecott Juneau Mining Company) (“HJMC”), the companies owning an approximately 70.3% interest in the Joint Venture, from Kennecott Minerals Holding Company for $700 in cash and approximately $50 million in Hecla common stock (“Greens Creek Acquisition”). Prior to the Greens Creek Acquisition, HGCMC, HJMC and our subsidiary, Hecla Alaska, LLC, jointly owned the Greens Creek mine. HGCMC and HJMC owned, in aggregate, an approximately 70.3% interest of Greens Creek, and Hecla Alaska, LLC owned the remaining interest of Greens Creek. As a result of the Greens Creek Acquisition, we now own, through various subsidiaries, a 100% interest in Greens Creek.

The following unaudited pro forma condensed combined statements from continuing operations and notes have been prepared based on historical financial statements of Hecla and 70.3% of the Joint Venture to assist shareholders in analyzing the potential financial results of the combined company.

The Greens Creek Acquisition is accounted for as a business combination. The unaudited pro forma condensed combined statements from continuing operations are prepared on that basis, and are presented to give effect to the acquisition of 70.3% of the Joint Venture by Hecla. The following unaudited pro forma condensed combined statements from continuing operations represent the combined company’s unaudited pro forma condensed combined unaudited pro forma condensed combined statements from continuing operations for the year ended December 31, 2007 and for the six month period ended June 30, 2008 as if it occurred on January 1, 2007. Hecla’s historical information for the year ended December 31, 2007 has been derived from the revised historical audited financial statements included in the Company’s Form 8-K filed on September 2, 2008, and Hecla’s historical information for the six month period ended June 30, 2008 has been derived from the unaudited financial statements included in the Company’s June 30, 2008 Form 10-Q. Historical information for 70.3% of the GCJV has been derived from historical financial statements, which were prepared and presented in accordance with U.S. GAAP. As described in the notes to these unaudited pro forma condensed combined statements from continuing operations, historical financial statements for 70.3% of the Joint Venture were adjusted to conform with Hecla’s accounting policies and presentation, and to reflect certain unaudited expense items of HJMC that were not reflected in the separate financial statements of the Joint Venture (see Note 3 to the following unaudited pro forma financial statements). Separate combined consolidated financial statements of HGCMC and HJMC have not been provided, as they are not materially different from the adjusted Joint Venture financial information.

The Joint Venture audited financial statements as of December 31, 2007 and 2006, and for the three year period then ended were restated as a result of the correction of an error, as the Joint Venture determined that units-of-production depletion and amortization calculations used since inception of the Venture for certain long-lived assets were not consistent with guidelines established by the Securities and Exchange Commission (“SEC”). See Note 9 of the Greens Creek Joint Venture Audited Financial Statements for the Year Ended December 31, 2007, and Note 8 of the Greens Creek Joint Venture Audited Financial Statements for the Years Ended December 31, 2006 and 2005 for more information. The Greens Creek 70.3% amounts presented below reflect the restatement. However, the historical Hecla amounts presented below that include Hecla’s existing 29.7% interest in the Joint Venture on a proportionately consolidated basis were unaffected by the Joint Venture restatement, as Hecla has historically adjusted the Joint Venture depletion and amortization amounts to be compliant with SEC guidelines.

The pro forma adjustments are based upon available information and assumptions that management of Hecla believes are reasonable. The unaudited pro forma condensed consolidated statements from continuing operations are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined income statements should be read in conjunction with the historical financial statements of Hecla and the Joint Venture and the related notes thereto.

Hecla Mining Company

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

June 30, 2008

(In thousands)

	Historical	Pro forma Adjustment		Pro forma
ASSETS		(Note 6)
Current assets:
Cash and cash equivalents	$45,810	$11,686	(a)	$57,496
Short-term investments and securities held for sale	—	5,556	(b)	5,556
Accounts and notes receivable:
Trade	28,786			28,786
Other, net	1,886			1,886
Inventories, net	23,644			23,644
Deferred income taxes	10,562			10,562
Current restricted cash	2,059			2,059
Other current assets	3,207			3,207
Assets of operations held for sale	43,888	(43,888)	(c)	—
Total current assets	159,842	(26,646)		133,196
Non-current investments	6,530			6,530
Non-current restricted cash and investments	36,741			36,741
Properties, plants, equipment and mineral interests, net	807,724			807,724
Non-current deferred income taxes	36,466			36,466
Other non-current assets	35,662			35,662
Total assets	$1,082,965	$(26,646)		$1,056,319

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$34,631	$(10,000)	(a)	$24,631
Accrued payroll and related benefits	11,302			11,302
Accrued taxes	3,111			3,111
Current debt	220,000			220,000
Current portion of long-term debt	65,000			65,000
Current portion of accrued reclamation and closure costs	8,931			8,931
Liabilities of operations held for sale	17,202	(17,202)	(c)	—
Total current liabilities	$360,177	$(27,202)		$332,975
Long-term debt	75,000			75,000
Accrued reclamation and closure costs	102,792			102,792
Other non-current liabilities	18,127			18,127
Total liabilities	$556,096	$(27,202)		$528,894

SHAREHOLDERS’ EQUITY
Preferred stock, $0.25 par value, authorized 5,000,000 shares; 157,816 shares issued, liquidation preference - $7,891	39			39
Mandatory convertible preferred stock, $0.25 par value, 2,012,500 shares issued and outstanding, liquidation preference - $201,250	504			504
Common stock, $0.25 par value, authorized 400,000,000 shares; issued 2008 - 127,621,676 shares and issued 2007 - 121,456,837 shares	31,905			31,905
Capital surplus	790,757			790,757
Accumulated deficit	(307,224)	556	(b)	(306,668)
Accumulated other comprehensive income	11,528			11,528
Less treasury stock, at cost; 81,375 common shares	(640)			(640)
Total shareholders’ equity	526,869	556		527,425
Total liabilities and shareholders’ equity	$1,082,965	$(26,646)		$1,056,319

The accompanying notes are an integral part of the financial statements.

Hecla Mining Company

Pro Forma Condensed Consolidated Statements from Continuing Operations (Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Six months ended June 30, 2008

	Hecla	Greens Creek 70.3%		Acquisition Adjustments		ProForma Combined
		(Note 3)		(Note 4)

Sales of products	$100,622	$39,272		$(349)	(b)	$139,545
Cost of sales and other direct production costs	67,305	15,206				82,511
Depreciation, depletion and amortization	13,040	2,674		5,800	(a)	21,514
	80,345	17,880		5,800		104,025
Gross profit	20,277	21,392		(6,149)		35,520

Other operating expenses
Exploration	12,911	409				13,320
Provision for closed operations and environmental matters	1,490	—				1,490
Other operating expenses (income)	11,789	204				11,993
	26,190	613		—		26,803
Income (loss) from operations	(5,913)	20,779		(6,149)		8,717

Other income (expense):
Interest and other income	11,206	289				11,495
Net foreign exchange loss	(14)	—				(14)
Interest expense	(5,839)	(11)		(1,296)	(c)	(7,146)
	5,353	278		(1,296)		4,335

Income before income taxes	(560)	21,058		(7,445)		13,053
Income tax benefit (provision)	3,985	(8,423)	(d)	8,423	(d)	3,985
Income (loss) from continuing operations	3,425	12,635		978		17,038
Preferred stock dividends	(6,817)	—		—		(6,817)
Income (loss) from continuing operations applicable to common shareholders	$(3,392)	$12,635		$978		$10,221

Basic and diluted income (loss) from continuing operations per common share	$(0.03)					$0.08

Weighted average number of common shares outstanding - basic	124,538			2,494		127,032

Weighted average number of common shares outstanding - diluted	124,538			2,494		127,032

The accompanying notes are an integral part of the financial statements.

Hecla Mining Company

Pro Forma Condensed Consolidated Statements from Continuing Operations (Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Year ended December 31, 2007

	Hecla	Greens Creek 70.3%		Acquisition Adjustments		ProForma Combined
		(Note 3)		(Note 4)

Sales of products	$153,702	$171,950		$(1,195)	(b)	$324,457
Cost of sales and other direct production costs	63,593	68,255				131,848
Depreciation, depletion and amortization	12,323	11,869		26,416	(a)	50,608
	75,916	80,124		26,416		182,456
Gross profit	77,786	91,826		(27,611)		142,001

Other operating expenses
Exploration	15,934	3,121				19,055
Provision for closed operations and environmental matters	49,152					49,152
Other operating expenses (income)	(40,341)					(40,341)
	24,745	3,121		—		27,866
Income (loss) from operations	53,041	88,705		(27,611)		114,135

Other income (expense):
Interest and other income	7,239	1,476				8,715
Net foreign exchange loss	(92)					(92)
Interest expense	(534)	(72)		(16,452)	(c)	(17,058)
	6,613	1,404		(16,452)		(8,435)

Income before income taxes	59,654	90,109		(44,063)		105,700
Income tax benefit (provision)	8,503	(36,043)	(d)	36,043	(d)	8,503
Income (loss) from continuing operations	68,157	54,065		(8,019)		114,203
Preferred stock dividends	(1,024)			(12,608)	(e)	(13,632)
Income (loss) from continuing operations applicable to common shareholders	$67,133	$54,065		$(20,627)		$100,571

Basic and diluted income (loss) from continuing operations per common share	$0.56					$0.81

Weighted average number of common shares outstanding - basic	120,420			4,365	(f)	124,785

Weighted average number of common shares outstanding - diluted	121,071			4,365		125,436

The accompanying notes are an integral part of the financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Summary of the acquisition of 70.3% of the Greens Creek Joint Venture

The unaudited pro forma condensed combined financial statements contained herein assume that the acquisition had been completed on January 1, 2007 (for statement of operations purposes).

The purchase price is based upon Hecla Mining Company paying cash of $700 million and issuing 4,365,000 shares of Hecla Mining Company common stock valued at $53.4 million, and estimated acquisition related costs of $5.1 million for a total acquisition price of $758.5 million.

The number of Hecla Mining Company shares issued, 4,365,000, was determined by dividing $50 million by the volume-weighted average trading price for the 20 trading days immediately prior to the second trading day immediately preceding the closing date. For purchase accounting, the valuation of the shares was based upon the average closing price of Hecla Mining Company shares a few days before and after April 14, 2008 (two days prior to the closing date of the acquisition on April 16, 2008).

The following represents the preliminary allocation of the purchase price of the Greens Creek acquisition:

Consideration:
Cash payments	$700,000
Hecla stock issued (4,365,000 shares at $12.23 per share)	53,384
Acquisition related costs	5,074
Total purchase price	$758,458

Fair value of net assets acquired:
Cash	$16,938
Product inventory	28,510
Other current assets	15,597
Property, plants, equipment and mineral interests, net	691,827
Identified intangible	5,994
Deferred tax asset	23,000
Other assets	21,279
Total assets	803,145

Less: Liabilities assumed	44,687

Net assets acquired	$758,458

Note 2. Pro forma adjustments made to unaudited pro forma condensed combined statement of operations for the acquisition of 70.3% of the Greens Creek Joint Venture

The unaudited pro forma condensed combined statement of operations includes the following adjustments:

(a)

To record additional depreciation and amortization expense resulting from the increased carrying value of depreciable assets acquired as a result of purchase accounting. Depreciation and amortization expense is based on estimated useful lives of 3 to 11 years for buildings and equipment and estimated life of mine of twelve years for mineral interests. No amortization for non-operating mineral interest is recognized.

No pro forma adjustment has been made in the statement of operations for the purchase accounting valuation adjustment for product inventory. Such adjustment, which would decrease pro forma net income by approximately $16.6 million, is nonrecurring and is not reflected in the pro forma statement of operations.

(b)	To record amortization of identified intangible that consists of a favorable shipping contract that has a remaining contractual term of five years.

(c)	To record interest charges as follows (in thousands):

	Six Months Ended	Year ended
	June 30, 2008	December 31, 2007
Bridge note payable six months after acquisition date:
Interest charges based on interest rate of 5.710%	$0	$6,292
Amortization expense of the deferred financing costs	0	3,854

Term note payable:
Interest charges based on interest rate of 4.335%	1,058	5,486
Amortization expense of the deferred financing costs	238	820

	$1,296	$16,452

The interest rates on both the bridge note and the term note are variable and are based on LIBOR plus additional basis points. The rate used for pro forma financial statement purposes is based on LIBOR at the acquisition date (April 16, 2008) which was 2.80%. The effect of a 1/8% change in the variable interest rates for the six month ended June 30, 2008 and the year ended December 31, 2007 would be $0 and $137,500, respectively on the bridge note and $30,000 and $158,000, respectively on the term note.

If the bridge loan is not fully repaid and cancelled within three months from the closing date, then an additional amount equal to 1.0% of the amount outstanding under the bridge loan on such date shall be due and payable on such date. If the original outstanding bridge loan amount of $220 million is still outstanding after three months, an additional fee of $2.2 million will be paid and expensed.

(d)

To record the income tax provision for 70.3% of net income of the Venture. Because the Venture is a flow-through tax entity, its historical financial statements do not contain provision for income taxes. Hecla Mining Company is a taxable entity; therefore an adjustment is necessary to reflect an income tax provision as if the Greens Creek acquisition had occurred as of January 1, 2007. A tax rate of 40% is applied to Venture net income which is comprised of a federal rate of 34% and state tax rate of 6%. The tax provision is entirely reversed as a result of purchase accounting adjustments and utilization of net operating loss carryovers. Also see Note 4 Income Taxes for additional discussion.

(e)

In December 2007, Hecla Mining Company sold 2,012,500 shares of 6.5% Mandatory Convertible Preferred Stock. For purposes of the pro forma statements of operations, it has been assumed that the preferred stock was sold on January 1, 2007. A pro forma adjustment has been made for the year ended December 31, 2007 of $12,608 to reflect payments of dividends on the preferred stock.

(f)	To record the issuance of 4,365,000 shares of Hecla Mining Company common stock to Kennecott, valued at $12.23 per share or $53,384,000.

Note 3. Greens Creek Joint Venture – 70.3% Balances

The Venture balances are based upon the Venture audited financial statements for the year ended December 31, 2007, as restated, and interim financial statements for the six months ended June 30, 2008. The amounts presented in the “Greens Creek – 70.3%” columns reflect 70.3% of the total amounts presented in the Venture’s financial statements. The amounts have been adjusted to conform to Hecla Mining Company’s accounting policies and presentation. Conforming adjustments are as follows:

	Statement of Operations for the
	Six Months ended 6/30/08	Year ended 12/31/07
	Increase (decrease) to net income

Product inventory costs are adjusted based on Hecla Mining Company product costing accounting practices.	$1,435	$(489)
Asset Retirement Obligation asset and related accumulated depreciation are adjusted to reflect Hecla Mining Company’s asset retirement obligation (“ARO”) calculation and amortization practices.	42	300
ARO liability balance is adjusted based using Hecla Mining Company’s model and assumptions.	159	590

In addition to acquiring 70.3% of the Venture, Hecla Mining Company will be assuming KJMC’s Bristol Bay royalty payment obligation. This royalty is reflected as an increase to the Venture’s cost of sales for the six months ended June 30, 2008, and the year ended December 31, 2007 by $166,000 and $1.8 million, respectively.

Note 4. Income taxes

The Venture has not been subject to income taxes due to its status as a joint venture. Rather, each member of the venture recognized its portion of Venture results from operations in their respective income tax returns.

Hecla Mining Company’s acquisition of the Venture is a taxable acquisition whereby the tax bases of the assets acquired and liabilities assumed equal their book bases. No deferred taxes (other than for an adjustment to the existing valuation allowance discussed below) were recognized as a result of the acquisition. Subsequent to the acquisition date, deferred taxes related to Venture operations will be recorded for differences in tax and book treatment on a prospective basis.

Historically, Hecla Mining Company has recorded a valuation allowance on its net deferred tax assets to reflect the estimated amount of deferred tax assets, which may not be realized principally due to the expiration of net operating losses and tax credit carryforwards. Periodically, Hecla Mining Company reviews available evidence in future periods to determine whether more or less of its net deferred tax assets should be realized. Adjustments to the valuation allowance are made in the period for which the determination is made. See Note 6 – Income Taxes in the Hecla Mining Company consolidated financial statements contained in the revised historical financial statements included in the Company’s Form 8-K filed on September 2, 2008.

Based upon preliminary calculations and purchase accounting assumptions, management has estimated that on the date of acquisition, the valuation allowance will be reduced as a result of the Venture acquisition. This reduction resulted in an increase in current deferred tax assets of $2,373,000, an increase in noncurrent deferred tax assets of $20,627,000, and a decrease in mineral interests of $23,000,000 on the acquisition date. In determining the reduction, management considered estimated future earnings of the Venture.

Note 5. Non-recurring charges resulting directly from the acquisition of the Greens Creek Joint Venture transaction.

The Company expects to recognize an adjustment to increase compensation expense by approximately $900,000 within the 12 months following consummation of the transaction. This additional expense is a result of absorbing the Venture employees into Hecla Mining Company’s Pension Plan.

In addition, refer to item (a) of Note 2 above for discussion of a non-recurring purchase accounting valuation adjustment for product inventory.

Note 6. Pro forma adjustments to unaudited condensed consolidated balance sheet to reflect the sale of our Venezuelan operations, as if the closure of the sale had occurred on June 30, 2008

The unaudited pro forma condensed consolidated balance sheet includes the following adjustments:

(a)

To adjust for cash proceeds received from Rusoro. We received a $10 million deposit from Rusoro in June 2008, prior to the close of the sale, which was included in Accounts payable and accrued liabilities on our historical June 30, 2008 unaudited condensed consolidated balance sheet. Upon close of the sale, we received additional cash proceeds of $11.7 million, comprised of the remaining $10 million in sales price cash proceeds and $1.7 million for the remaining cash balance and working capital.

(b)

To adjust for Rusoro stock received upon closure of the sale. Calculated by multiplying the 4,273,504 shares received by the June 30, 2008 closing price of $1.30. The stock was valued at $5 million for the initial calculation of the loss on impairment of our Venezuelan operations, resulting in an additional $0.6 million pro forma adjustment to Accumulated deficit for the remaining value of the Rusoro stock.

(c)

To remove the asset and liabilities of operations held for resale. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” our Venezuelan business and operations were classified as held for sale as of June 30, 2008, and the results of its operations were reported in discontinued operations for all periods presented, in our historical financial statements included in our Form 10-Q. The major classes of assets and liabilities of operations held for sale in our historical unaudited condensed consolidated balance sheet are as follow (in thousands):

Assets:
Cash	$1,350
Accounts Receivable	2,383
Inventory – net	7,315
Property, plants, equipment and mineral interests (net)	32,250
Other	1,870

Total assets of discontinued operations	45,168

Add: Reclassification of accumulated translation adjustment	7,147
Less: Loss on impairment of discontinued operations	(8,427)

Total assets held for sale at June 30, 2008	$43,888

Liabilities:
Accounts payable and accrued liabilities	$2,780
Accrued payroll and related benefits	8,418
Accrued taxes	857
Accrued reclamation and closure costs	4,520
Other non-current liabilities	627

Total liabilities held for sale at June 30, 2008	$17,202